                                                                   EXHIBIT 3.115

                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                    SDG, INC.

     The undersigned, Che Voigt and Shanta Drilsma, hereby certify that:

          1. They are the President and Secretary, respectively of SDG, Inc., a
California corporation (the "Corporation")

          2. The Articles of Incorporation of the Corporation are amended and restated to read as follows:

          FIRST: The name of the Corporation is SDG, Inc.

          SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General
Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the
California Corporations Code.

          THIRD: The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the Corporation is authorized to issue is forty million (40,000,000) shares, of which thirty million (30,000,000)
shares shall be Common Stock, without par value, and ten million (10,000,000)
shares shall be Preferred Stock, without par value.

          The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of each class of stock of the Corporation:

     A. COMMON STOCK.

          1. Dividend Rights. Dividends may be declared and paid on the Common
Stock from funds legally available therefor as, when and if determined by the
Board of Directors of the Corporation (the "Board"), subject in all cases to the rights and preferences of the holders of the Preferred Stock.

          2. Liquidation Rights. Subject to the rights and preferences of the holders of the Preferred Stock, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (each, a
"Liquidation"), the holders of Common Stock shall be entitled to receive all assets of the Corporation available for distribution to its shareholders.

          3. Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share so held, and shall be entitled to notice of any shareholders' meeting and to vote upon such matters as provided in the
By-Laws of the Corporation, and as may be provided by law.

     B. PREFERRED STOCK.

          The Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized, within the limitations and restrictions set forth in these Articles, to issue the Preferred Stock in one or more series and, in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to fix or alter the rights, qualifications, preferences, powers, privilege, restrictions and limitations of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them;
and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not above the total number of authorized shares of the class and not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. CONVERTIBLE PREFERRED STOCK.

          1. Designation of Series. Five million (5,000,000) shares of the authorized Preferred Stock are hereby designated as Series A Convertible
Preferred Stock ("Series A Preferred Stock") and five million (5,000,000) shares of the authorized Preferred Stock are hereby designated as Series A-1
Convertible Preferred Stock ("Series A-1 Preferred Stock").

          2. Rights, Preferences and Restrictions of the Series A Preferred
Stock and Series A-1 Preferred Stock. The Series A Preferred Stock and the
Series A-1 Preferred Stock shall have the following rights, qualifications, preferences, powers, privileges, restrictions and limitations:

               (a) Dividend Rights. In the event the Board shall elect to pay or declare and set apart for payment any cash dividend on any shares of Common
Stock of the Corporation out of funds legally available therefor, the holders of the Series A Preferred Stock and the Series A-1 Preferred Stock shall also be entitled to receive, before any dividend shall be declared and paid or set aside for the Common Stock, dividends payable in an amount per share equal to the per share amount that would have been payable to such holders had such holders converted their Series A Preferred Stock or Series A-1 Preferred Stock, as the
case may be, into Common Stock pursuant to subsection (c) below.

               (b) Liquidation Preference.

                    (1) In the event of any Liquidation of the Corporation, the holders of the outstanding shares of Series A Preferred Stock and Series A-1
Preferred Stock shall be entitled to receive, out of the assets of the
Corporation available for distribution to its shareholders, whether from capital, surplus funds, earnings or otherwise, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common
Stock of any other equity holder of the Corporation, an amount per share equal to the then effective Series A

Issue Price (as hereinafter defined) and the then effective Series A-1 Issue
Price (as hereinafter defined, each of the Series A Issue Price and the Series
A-1 Issue Price, an "Issue Price"), respectively, plus any declared but unpaid dividends with respect to such share to the date of Liquidation for such share
(the "Series A Liquidation Preference Price" and the "Series A-1 Liquidation
Preference Price," respectively). The "Series A Issue Price" shall be an amount per share equal to forty seven and one hundred ninety two thousandths cents
($0.47192) (as appropriately adjusted for any stock dividend, combination, stock split, recapitalization or other similar event). The "Series A-1 Issue Price"
shall be an amount per share equal to eighty four and one thousand six hundred sixty eight ten thousandths cents ($0.841668) (as appropriately adjusted for any stock dividend, combination, stock split, recapitalization or other similar event).

                    (2) Any consolidation, merger or reorganization of the
Corporation with or into any other corporation or entity if the Corporation's shareholders (determined immediately prior to such consolidation, merger or reorganization) do not control a majority of the outstanding voting securities of such resulting combined corporation, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power or fifty percent (50%) of the capital stock of the Corporation is disposed of (other than in a Qualified Public Offering (defined below) as a result of which the Preferred Stock is automatically converted to Common Stock pursuant to subsection (c)(2) below) shall constitute a "Change of Control";
provided that any transaction or series of transactions resulting in more than fifty percent (50%) of the voting power or fifty percent (50%) of the capital stock of the Corporation being controlled by the holders of Preferred Stock shall not be deemed to be a Change of Control. A Change of Control shall be deemed to be a Liquidation of the Corporation; provided, however, that a Change of Control shall not be treated as a Liquidation of the Corporation if the holders of at least a majority of the then outstanding shares of Series A
Preferred Stock and Series A-1 Preferred Stock so elect (calculated on an as-converted basis). If the shareholders elect that a Change of Control not be treated as a Liquidation of the Corporation, then, subject to the following paragraph, provision shall be made as part of such merger, consolidation, sale or reorganization so that the holders of the Series A Preferred Stock and Series
A-1 Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock and Series A-1 Preferred Stock, respectively, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation, sale or reorganization, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock or Series A-1
Preferred Stock, as the case may be, would have been entitled upon such merger, consolidation, sale or reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this subsection (b)(2)
with respect to the rights and interests of each holder of the Series A
Preferred Stock and the Series A-1 Preferred Stock after such merger, consolidation, sale or reorganization to the end that the provisions of this subsection (b)(2) (including adjustment of the Series A Conversion Price (as hereinafter defined, each of the Series A Conversion Price and the Series A-1
Conversion Price, a "Conversion Price") and Series A-1 Conversion Price (as
hereinafter defined) then in effect for, and the number of shares issuable upon conversion of, the Series A Preferred Stock and Series A-1 Preferred Stock,
respectively) shall thereafter be applicable, as nearly equivalent as may be practicable.

          The Series A Preferred Stock and Series A-1 Preferred Stock shall rank on a parity as to the receipt of the respective preferential amounts for such series upon the occurrence of a Liquidation. Notwithstanding the foregoing, if the value of the stock, securities or property to be received by the holders of the Series A Preferred Stock and Series A-1 Preferred Stock upon the Liquidation of the Corporation pursuant to subsection (b)(1) or this subsection (b)(2) is less than the then applicable Liquidation Preference Price per share for such series, then the assets of the Corporation legally available for distribution to the shareholders shall be distributed ratably among the holders of Series A
Preferred Stock and Series A-1 Preferred Stock, in proportion to the shares of
Common Stock underlying the shares of Series A Preferred Stock and Series A-1
Preferred Stock then held by them.

          The Corporation shall give each holder of record of Series A Preferred
Stock and Series A-1 Preferred Stock written notice of an impending transaction described in this subsection (b)(2) not later than the earlier of (i) twenty
(20) days prior to the shareholders' meeting called to approve such transaction, or (ii) twenty (20) days prior to the closing of such transaction, and shall also notify such holders in writing of the final approval of such transaction.
The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this subsection (b)(2), and the
Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20)
days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the Preferred
Stock (calculated on an as-converted basis) entitled to such notice or similar right to receive notice.

          The provisions of this subsection (b)(2) are in addition to the protective provisions of subsection (c) below.

                    (3) In the case of any Liquidation of the Corporation in
which the full liquidation preference of the holders of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock has been satisfied as set forth in subsection (b)(1) above, the holders of the outstanding shares of
Common Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus funds or earnings an amount equal to the Common Stock Liquidation Preference.
The "Common Stock Liquidation Preference" shall equal the number obtained by multiplying (x) the quotient of (i) the sum of (A) the product of the then effective Series A issue Price and the number of shares of Series A Preferred
Stock outstanding and (B) the product of the then effective Series A-1 Issue
Price and the number of shares of Series A-1 Preferred Stock outstanding, and
(ii) the percent of total Common Stock of the Corporation represented by the sum of all outstanding shares of Series A Preferred Stock (on an as-if-converted basis) plus all outstanding shares of Series A-1 Preferred Stock (on an as-if-converted basis) and (y) the percent of total Common Stock of the
Corporation on a fully diluted basis (including the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Series A-1
Preferred Stock) represented by all outstanding shares of Common Stock. Each holder of Common Stock shall be entitled to receive an amount equal to the product of (A) the number of shares of Common Stock held by such shareholder and
(B) the quotient of the Common Stock Liquidation Preference divided by the number of shares of Common Stock outstanding (such quotient, the "Common
Stock Liquidation Preference Per Share").

          If the value of the stock, securities or property to be received by the holders of the Common Stock upon the Liquidation of the Corporation pursuant to this subsection (b)(3) and after satisfaction of the full liquidation preference of Series A Preferred Stock and Series A-1 Preferred Stock is, on a
per share basis, less than the Common Stock Liquidation Preference Per Share, then the assets of the Corporation legally available for distribution to holders of Common Stock pursuant to this subsection (b)(3) shall be distributed ratably among the holders of Common Stock, in proportion to the shares of Common Stock then held by them.

                    (4) In the case of any Liquidation of the Corporation in
which the full liquidation preference of the holders of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock has been satisfied as set forth in subsection (b)(1) above and the full Common Stock Liquidation
Preference has been satisfied as set forth in the first paragraph of subsection
(b)(3) above, the remaining assets of the Corporation shall be distributed to the holders of shares of Common Stock, Series A Preferred Stock and Series A-1
Preferred Stock on a pro rata basis per share as if all shares of Series A
Preferred Stock and Series A-1 Preferred Stock had been converted into shares of
Common Stock as of the date of such Liquidation.

                (c) Conversion. The holders of the Series A Preferred Stock and
Series A-1 Preferred Stock shall have conversion rights as follows (the
"Conversion Rights"):

                    (1) Right to Convert. Each share of Series A Preferred Stock and Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or a transfer agent for such series of Preferred Stock, as the case may be, into such number of duly authorized, fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Issue Price or the Series A-1 Issue Price, as the case may be, determined as of the date such share is surrendered for conversion, plus declared and unpaid dividends thereon to such date, by the Series A Conversion Price or Series A-1 Conversion Price,
as the case may be, at the time then in effect. The "Series A Conversion Price"
per share for shares of Series A Preferred Stock shall be the Series A Issue
Price adjusted as set forth in subsection (c)(5) below. The "Series A-1
Conversion Price" per share for shares of Series A-1 Preferred Stock shall be the Series A-1 Issue Price adjusted as set forth in subsection (c)(5) below.

                    (2) Mandatory Conversion. Each share of Series A Preferred
Stock and Series A-1 Preferred Stock shall automatically be converted into such number of shares of Common Stock as is determined by dividing the Series A Issue
Price or Series A-1 Issue Price, respectively, plus declared and unpaid dividends to the date of conversion, by the Series A Conversion Price or Series
A-1 Conversion Price, as the case may be, at the time then in effect for such stock, without further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, (i) at the closing of an underwritten public offering by the
Corporation of securities under an effective registration statement under the
Securities Act of 1933, as amended (the "Securities Act") covering the offer and sale of capital stock for the account of the Corporation in which the aggregate gross cash proceeds to the Corporation equals at least $25 million dollars (a
"Qualified

Public Offering") or (ii) at such time as the holders of at least 66-2/3% of the then outstanding shares of Series A Preferred Stock and Series A-1 Preferred
Stock, voting together (calculated on an as-converted basis), elect that all outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock be
converted. In the event of a Qualified Public Offering, the person(s) entitled to receive the Common Stock issuable upon conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such offering.

                    (3) Mechanics of Conversion; Fractional Shares. Before any
holder of Preferred Stock shall be entitled to convert the same into shares of
Common Stock pursuant to subsection (c)(1) hereof (or, in the case of an automatic conversion to receive a certificate for such holder's shares of Common
Stock outstanding as a result of such conversion), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the
Corporation or of a transfer agent for such shares of Preferred Stock, as the case may be, and shall give written notice by mail, overnight courier or personal delivery to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The
Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of
Common Stock as of such date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to the holder of such certificate, a new certificate for the number of shares of Preferred Stock not converted. No fractional shares shall be issued upon conversion of the Preferred
Stock. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of such series of
Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. In lieu of fractional shares to which the holder would otherwise be entitled, the
Corporation shall pay such holder a cash amount equal to such fraction multiplied by the fair market value of a share of the Common Stock, as reasonably determined by the Board in good faith.

                    (4) Adjustments to Series A Preferred Stock and Series A-1
Preferred Stock Conversion Price.

                        (A) Issue of Additional Stock. Upon each issuance or
sale (or deemed issuance or sale) by the Corporation of any Additional Stock (as defined in subsection (c)(4)(E) below) without consideration or for a consideration per share less than the Series A Conversion Price, with respect to
Series A Preferred Stock, or Series A-1 Conversion Price, with respect to Series
A-1 Preferred Stock, in each case in effect immediately prior to the issuance of such Additional Stock, the Series A Conversion Price and/or Series A-1
Conversion Price in effect immediately prior to each such issuance or sale shall, upon such issue or sale, be reduced to a price determined by multiplying the Conversion Price for the shares of the series of

Preferred Stock with respect to which the adjustment is being made by a fraction
(i) the numerator of which shall be (x) the number of shares of Common Stock outstanding (or deemed to be outstanding pursuant to subsection (c)(4)(D)
hereof) immediately prior to such issue or sale, plus (y) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued or sold (or deemed issued or sold) would purchase at the Conversion Price for the shares of the series of Preferred Stock with respect to which the adjustment is being made, and (ii) the denominator of which shall be (x) the number of shares of Common
Stock outstanding (or deemed to be outstanding pursuant to subsection (c)(4)(D)
hereof) immediately prior to such issue or sale, plus (y) the number of shares of such Additional Stock so issued or sold (or deemed issued or sold).

                         (B) No Adjustment of Series A Conversion Price or
Series A-1 Conversion Price. No adjustment of the Series A Conversion Price or the Series A-1 Conversion Price shall be made in an amount less than one cent
($.01) per share provided that any adjustments which are not required to be made by reason of this subsection shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (c)(4)(D)(iii), (c)(4)(D)(iv) and (c)(6), no adjustment of the
Series A Conversion Price or Series A-1 Conversion Price shall have the effect of increasing such Conversion Price above the Conversion Price for such series at the time then in effect.

                         (C) Determination of Consideration.

                             (i) In the case of the issuance or sale (or deemed
     issuance or sale) of Additional Stock or Options (as defined in subsection
     (c)(4)(D) below) for cash, the consideration shall be deemed to be the net amount of cash received by the Corporation after deducting any discounts, underwriting or similar commissions, compensation or other expenses allowed, paid or incurred by the Corporation in connection with the issuance and sale (or deemed issuance or sale) thereof.

                             (ii) In the case of the issuance (or deemed
     issuance or sale) of Additional Stock or Options for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined in good faith by the Board.

                         (D) Issue of Securities Deemed Issue of Common Stock.
In the case of the Issuance (whether before, on or after the date hereof) of options, warrants or other rights to purchase or subscribe for Common Stock (all such options, warrants or rights being hereinafter referred to as "Options"), securities by their terms convertible into or exchangeable for Common Stock (all such convertible or exchangeable securities being hereinafter referred to as
"Convertible Securities"), or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                             (i) The aggregate maximum number of shares of
     Common Stock deliverable upon exercise of such Options shall be deemed to have been issued at the time such Options were issued (whether or not such
     Options are then exercisable) and for a consideration equal to the consideration (determined in the manner provided in subsection (c)(4)(C)
     above), if any, received or receivable by the Corporation upon the issuance of such Options plus the minimum additional aggregate consideration, if any, payable to the Corporation upon the exercise of all such Options.

                             (ii) The aggregate maximum number of shares of
     Common Stock deliverable upon conversion of or in exchange for any such
     Convertible Securities or upon the exercise of options for such Convertible
     Securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such Convertible Securities or such options were issued (whether or not such Convertible Securities are then convertible or exchangeable or such options are then exercisable) and for a consideration equal to the sum of (1) the consideration, if any, received or receivable by the Corporation upon the sale or issuance of any such
     Convertible Securities and related options (excluding any cash received on account of accrued interest or accrued dividends), plus (2) the minimum additional aggregate consideration, if any, payable to the Corporation upon the conversion or exchange of such Convertible Securities or the exercise of any related options (the consideration in each case to be determined in the manner provided in subsection (c)(4)(C) above).

                             (iii) In the event of any change in the number of
     shares of Common Stock deliverable or any increase or decrease in the consideration payable to the Corporation upon exercise of such Options, or upon conversion of or in exchange for such Convertible Securities or options for such Convertible Securities, any Series A Conversion Price or
     Series A-1 Conversion Price, as the case may be, obtained with respect to the adjustment which was made upon the issuance of such Options,
     Convertible Securities or options for such Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of
     Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such Convertible Securities or the exercise of options for such Convertible Securities.

                             (iv) Upon the expiration of any such Options, the
     termination of any such rights to convert or exchange or the expiration of any options or rights related to such Convertible Securities, any Series A
     Conversion Price or Series A-1 Conversion Price, as the case may be, obtained with respect to the adjustment which was made upon the issuance of such Options or Convertible Securities or options related to such
     Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of
     Common Stock actually issued upon the exercise of such Options, upon the conversion or exchange of such Convertible Securities or upon the exercise of the options related to such Convertible Securities.

                             (v) In the case of any Options or Convertible
     Securities with respect to which the maximum number of shares of Common
     Stock

     issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until all or any portion of such number becomes determinable, at which time an adjustment will be made with respect to all or such portion of such Options or Convertible Securities, as the case may be.

                         (E) Definition of Additional Stock. For the purpose of
this subsection (c)(4), "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection (c)(4)(D) above) by the Corporation after the date of the first issuance of the Series A Preferred
Stock (such first issuance date, the "Series A Purchase Date") other than:

                             (i) Common Stock issued pursuant to a transaction
     described in subsection (c)(5), (c)(6) or (c)(8) below;

                             (ii) Shares of Common Stock (as constituted on the
     date hereof) issuable or issued to employees, officers, directors, or consultants of the corporation pursuant to (1) options to purchase Common
     Stock which are outstanding on the Series A Purchase Date, (2) options to purchase Common Stock which are issued in connection with option plans that are approved by the Board after the Series A Purchase Date or (3) options to purchase Common Stock which are issued in connection with an increase in the number of shares of Common Stock that are reserved for issuance under any option plan of the Corporation in existence on the Series A Purchase
     Date, provided that such increase in the number of shares of Common Stock that are so reserved under such plan shall have been approved by the Board, and provided, further, that such options are issued after options for all shares of Common Stock that were reserved for issuance under such option plan on the Series A Purchase Date, but not yet issued as of the Series A
     Purchase Date, shall have been issued; and

                             (iii) Common Stock issued or issuable upon
     conversion of the Series A Preferred Stock and Series A-1 Preferred Stock.

                         (F) Challenge to Good Faith Determination. Whenever the
Board shall be required to make a determination in good faith of the fair market value of any item under this subsection (c)(4), such determination may be challenged in good faith by the holders of a majority of the Preferred Stock then outstanding (calculated on an as-converted basis), and any dispute shall be resolved by an investment banking firm of recognized standing selected by the holders of a majority of the Preferred Stock then outstanding and reasonably acceptable to the Company.

                     (5) Stock Splits, Subdivisions and Dividends. In the event the Corporation shall at any time or from time to time after the Series A
Purchase Date, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of
Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible or exchangeable into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as
"Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the

Common Stock Equivalents (including without payment for the additional shares of
Common Stock issuable upon conversion or exercise thereof) then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price and the Series A-1
Conversion Price shall be appropriately decreased so that the holders of Series
A Preferred Stock and Series A-1 Preferred Stock shall receive, upon the conversion thereof, the number of shares of Common Stock and/or Common Stock
Equivalents they would have received as a result of conversion and the subsequent event described above, if they had converted their shares of Series A
Preferred Stock or Series A-1 Preferred Stock, as the case may be, into Common
Stock immediately prior to the occurrence of such event.

                     (6) Combinations or Consolidations. In the event that the
number of shares of Common Stock outstanding at any time after the Series A
Purchase Date is decreased by a combination, reclassification or consolidation of the outstanding shares of Common stock then, on the effective date of such event, the Series A Conversion Price and the Series A-1 Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the number of outstanding shares.

                     (7) Other Distributions. In the event that the Corporation shall declare a distribution on the Common Stock payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection (c)(5) above, then, in each such case for the purpose of this subsection (c)(7), the holders of the Series A Preferred Stock and the Series
A-1 Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common
Stock of the Corporation into which their shares of Series A Preferred Stock or
Series A-1 Preferred Stock, as the case may be, are convertible as of the record date fixed for the determination of the holders of Common Stock of the
Corporation entitled to receive such distribution.

                     (8) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this subsection (c)), provision shall be made so that the holders of the Series
A Preferred Stock and Series A-1 Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which they would have been entitled to receive, as a result of conversion and the subsequent recapitalization, if they had converted their shares of such
Preferred Stock immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this subsection (c) with respect to the rights of the holders of such Preferred
Stock after the recapitalization to the end that the provisions of this subsection (c) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                     (9) Other Dilutive Events. In case any event shall occur as to which the provisions of this subsection (c) are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights of the Series A Preferred Stock or the Series A-1 Preferred Stock, as the
case may be, in accordance with the essential intent and

                                       10

principle of the provisions of such subsection, then, in each such case, the
Corporation shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the
Corporation), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in subsection (c), necessary to preserve, without dilution, the conversion rights of such Preferred Stock. Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to the holders of such Preferred Stock and shall make the adjustments described therein.

                     (10) No Impairment. The Corporation will not, by amendment and/or restatement of these Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action or inaction, avoid or seek to avoid the observance or performance of any terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this subsection
(c) and in the taking of all such action as may be necessary or appropriate in order to protect the holders of the Series A Preferred Stock and Series A-1
Preferred Stock against impairment of the Conversion Rights of such Preferred
Stock.

                     (11) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this subsection (c), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Series A Preferred Stock or Series A-1 Preferred
Stock, as the case may be, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series A-1 Preferred Stock
furnish or cause to be furnished to such holder a like certificate setting forth
(A) any such adjustment and readjustment with respect to such series, (B) the
Conversion Price for such series of Preferred Stock at the time then in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series.

                     (12) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock and Series A-1 Preferred Stock,
at lease twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                     (13) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock and Series A-1 Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Stock and Series A-1
Preferred Stock; and if at any time the number of authorized but unissued shares of

                                       11

Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock and Series A-1 Preferred
Stock, in addition to such other remedies as shall be available to the holders of such Series A Preferred Stock and Series A-1 Preferred Stock, the Corporation
will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Corporation's Articles of
Incorporation.

                     (14) Notices. Any notice required by the provisions of this subsection (c) to be given to the holders of shares of Series A Preferred Stock or Series A-1 Preferred Stock shall be deemed effectively given upon receipt by the party by means of personal delivery, courier service delivery, electronic mail or five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

               (d) Voting Rights.

                     (1) Except as required by law or pursuant to subparagraph
(2) below or Section (e) hereof, the holders of Series A Preferred Stock and
Series A-1 Preferred Stock and the holders of Common Stock shall be entitled to notice of any shareholders' meeting and to vote together as a single class, on an as-converted basis, upon any matter submitted to the shareholders for a vote as follows: (i) each holder of shares of Series A Preferred Stock and Series A-1
Preferred Stock shall have one (1) vote for each full share of Common Stock into which their respective shares of Series A Preferred Stock and Series A-1
Preferred Stock are convertible on the record date for the vote and (ii) the holders of Common Stock shall have one (1) vote per share of Common Stock.

                     (2) The number of directors on the Board will be set at
five (5). Notwithstanding subparagraph (1) above, (i) the holders of the Series
A Preferred Stock and Series A-1 Preferred Stock, voting together, as a separate class in the manner provided in subparagraph (1)(i) above, shall be entitled to elect one (1) member to the Board (the "CMC Director") at each meeting of the
Corporation's shareholders for the election of directors or by written consent of the holders of the requisite number, in accordance with the General
Corporation Law of California, of the outstanding shares of the Series A
Preferred Stock and Series A-1 Preferred Stock, taken together, and to remove from office such director and to fill any vacancy Caused by the resignation, death or removal of such director; and (ii) the holders of Common Stock and
Preferred Stock, voting together as a class, shall be entitled to elect four (4)
members of the Board at each meeting of the Corporation's shareholders the election of directors or by written consent of the holders of the requisite number, in accordance with the General Corporation Law of California, of shares of the Common Stock outstanding and the Common Stock issuable upon conversion of the outstanding Series A Preferred Stock and Series A-1 Preferred Stock, taken together, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director; provided, that at any such time as the holders of Series A Preferred Stock and Series A-1
Preferred Stock, taken together, are not holders of, in the aggregate, at least ten percent (10%) of the Common Stock of the Corporation (on an as-if-converted basis), the holders of Series A Preferred Stock and Series

                                       12

A-1 Preferred Stock shall forfeit their right to designate a director in accordance with clause (i) above and such director shall be elected by the holders of Common Stock and Preferred Stock, voting together as a class, in accordance with the provisions of clause (ii) above.

               (e) Additional Series A and Series A-1 Preferred Protective
Provisions. For so long as any shares of Series A Preferred Stock and Series A-1
Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of each holder of Series A Preferred Stock and Series A-1
Preferred Stock:

                     (1) Amend, modify or repeal any provision of the
Corporation's Articles of Incorporation or By-Laws in any manner which would alter or change the rights, qualifications, preferences, powers, privileges or the restrictions provided for the benefit of, the Series A Preferred Stock or
Series A-1 Preferred Stock, including, but not limited to:

                         (i) Amend Article THIRD sections (C)(2)(a) or (b);

                         (ii) Reduce the stated value or liquidation preference
     of, or dividend on the Series A Preferred Stock or Series A-1 Preferred
     Stock;

                         (iii) Change the place or currency of payment of any
     liquidation preference or dividend to which a holder of shares of Series A
     Preferred Stock or Series A-1 Preferred Stock is entitled pursuant to these
     Articles of Incorporation;

                         (iv) Impair the right to institute suit for the
     enforcement of any payment on or with respect to any share of Series A
     Preferred Stock or Series A-1 Preferred Stock;

                         (v) Reduce the percentage of outstanding Series A
     Preferred Stock or Series A-1 Preferred Stock necessary to modify or amend the terms thereof or to grant waivers.

                     (2) Amend the Corporation's Articles of Incorporation in a
manner which would adversely affect the right to convert any share of Series A
Preferred Stock or Series A-1 Preferred Stock including, without limitation, any amendment which would adversely affect the calculation of the Issue Price or the
Conversion Price for such series.

               (f) Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred Stock or Series A-1 Preferred Stock shall be converted pursuant to subsection (c) above, the shares so converted shall be cancelled and shall not be issuable by the Corporation, and the Articles of
Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.
Notwithstanding the foregoing, no such amendment shall be required unless the aggregate number of shares converted exceeds twenty-five percent (25%) of the
Corporation's then authorized shares of Series A Preferred Stock and Series A-1
Preferred Stock.

                                       13

               FOURTH: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under
California law.

               FIFTH: The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code)
through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations
Code, with respect to actions for breach of duty to the Corporation and its shareholders.

               3. The foregoing Second Amended and Restated Articles were duly approved by the Board of Directors.

               4. The foregoing Second Amended and Restated Articles have been duly approved by the holders of the requisite number of shares of this
Corporation in accordance with Sections 902 and 903 of the California General
Corporation Law. The total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 12,747,030 shares of Common
Stock and 4,238,006 shares of Series A Preferred Stock. The number of shares of
Common Stock and Series A Preferred Stock voting in favor of the foregoing
Second Amended and Restated Articles equaled or exceeded the vote required. The vote required was a majority of the outstanding shares of Common Stock and all holders of the Series A Preferred Stock.

                                       14

               We further declare under penalty of perjury under the laws of the
State of California that the matters set forth in this certificate are true and correct to our own knowledge.

Signed on November 19, 2003

                                    /s/ Che Voigt
                                    ---------------------------------
                                    Che Voigt
                                    President

                                       15

               We further declare under penalty of perjury under the laws of the
State of California that the matters set forth in this certificate are true and correct to our own knowledge.

Signed on November 19, 2003

                                           /s/ Shanta Drilsma
                                           -------------------------------
                                           Shanta Drilsma
                                           Secretary

                                       16

                            CERTIFICATE OF AMENDMENT

                                       OF

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                    SDG, INC.

                                 * * * * * * * *

         We, Christopher C. Cambria the Vice President, Secretary and Stephen M.
Souza the Vice President, Treasure of SDG, Inc., a corporation duly organized and existing under the laws of the State of California, do hereby certify:

         1. That they are the Vice President, Secretary and the Vice President,
Treasurer, respectively, of SDG, Inc., a California corporation.

         2. That an amendment to the articles of incorporation of this corporation has been approved by the board of directors.

         3. The amendment so approved by the board of directors is as follows:

         Article 1 of the amended and restated articles of incorporation of this corporation is amended to read as follows:

         The name of the corporation is L-3 Communications Sonoma EO, Inc.

         4. That the shareholders have adopted said amendment by written consent. That the wording of said amendment as approved by written consent of the shareholders is the same as that set forth above. That said written consent was signed by the holders of outstanding shares having not less than the minimum number of required votes of shareholders necessary to approve said amendment in accordance with Section 902 of the California Corporation Code.

         5. That the designation and total number of outstanding shares entitled to vote on or give written consent to said amendment and the minimum percentage vote required of each class or series entitled to vote on or give written consent to said amendment for approval thereof are as follows:

Designation            Number of shares        Minimum
                       outstanding entitled    percentage vote
                       to vote                 required to approve*
---------------------- ----------------------- ---------------------------
Common Stock           30,000                  more than 50 percent
Preferred Stock        10,000                  voting as a single class

                     OFFICERS' CERTIFICATE OF CORRECTION OF

                           CERTIFICATE OF AMENDMENT OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                       L-3 COMMUNICATIONS SONOMA EO, INC.

         We, Stephen M. Souza, Vice President-Treasurer, and Christopher C.
Cambria, Vice President-Secretary, of L-3 Communications Sonoma EO, Inc., a
corporation duly organized and existing under the laws of the state of
California, hereby certify:

         1. That they are the Vice President-Treasurer and the Vice
President-Secretary respectively, of L-3 Communications Sonoma EO, Inc.

         2. That the name of the corporation is L-3 Communications Sonoma EO,
Inc., a California corporation.

         3. That the instrument being corrected is entitled Certificate if
Amendment of Amended and Restated Articles of Incorporation, and that said instrument was filed with the Secretary of State of California on May 19, 2005.

         4. Provision 5 of the Certificate of Amendment of the Amended and
Restated Articles of Incorporation should be corrected to read:

         "5. That the designation and total number of outstanding shares entitled to vote on or give written consent to said amendment and the minimum percentage vote required of each class or series entitled to vote on or give written consent to said amendment for approval thereof are as follows:

Designation                   Number of shares       Minimum
                              outstanding entitled   percentage vote
                              to vote                required to approve*
----------------------------- ---------------------- -------------------------
Series A Company Preferred       4,238,006
Series A-1 Company Preferred     3,564,350           more than 50 percent
Common Stock                           100           voting as a single class"

         5. This certificate does not alter the wording of any resolution or written consent which was in fact adopted by the Board of Directors or the shareholders of the L-3 Communications Sonoma EO, Inc.

         Each of the undersigned declares under penalty or perjury that the statements contained in the foregoing certificate are true of their own knowledge.

         Executed at 600 Third Avenue New York NY 10016, on June 10, 2005.

                                             /s/ Stephen M. Souza
                                             ---------------------------
                                             Vice President-Treasurer

                                             /s/ Christopher C. Cambria
                                             ---------------------------
                                             Vice President-Secretary